Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS FOURTH QUARTER NET INCOME UP 230%

BOHEMIA, N.Y. — November 13, 2006 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal fourth quarter and fiscal year ended September 30, 2006 and preliminary unaudited net sales results for the month of October 2006.

For the fiscal fourth quarter ended September 30, 2006, net sales increased $33 million, or 8%, to $468 million compared to net sales of $435 million for the fiscal fourth quarter ended September 30, 2005.

Net income for the fiscal fourth quarter ended September 30, 2006 was $38 million, or $0.54 per diluted share, an increase of 230%, compared to $11 million, or $0.17 per diluted share, for the fiscal fourth quarter ended September 30, 2005.

The rise in net income for the fiscal fourth quarter resulted from the aforementioned sales increase of $33 million, an improvement in gross profit, greater manufacturing efficiencies, the continued profitability in the North American Retail operations and a decrease in interest expense.

For the year ended September 30, 2006, net sales increased $143 million, or 8%, to $1.9 billion, compared to net sales of $1.7 billion for the prior like period.  Net income for the year ended September 30, 2006 was $112 million, or $1.62 per diluted share, an increase of 43% as compared to $78 million, or $1.13 per diluted share, for the year ended September 30, 2005.  Included in the results for the year ended September 30, 2006 and 2005 were non-cash charges, primarily asset and goodwill impairment, of $0.15 and $0.14 per diluted share respectively.  Without these non-cash charges, earnings per diluted share for the year ended September 30, 2006 and 2005 would have been $1.77 and $1.27 respectively.  In fiscal 2006, the Company also benefited from the Homeland Investment Act’s treatment of the repatriation of foreign earnings, which allowed the Company to lower its effective tax rate from 35% to 27%.

At September 30, 2006, NBTY had working capital of $392 million and total assets of $1.3 billion.  During fiscal 2006, the Company decreased inventory by $137 million while still providing uninterrupted product supply to customers.

The Company’s strong cash flow in fiscal 2006 allowed for the accelerated repayment of $236 million of long-term debt.  Effective November 3, 2006, the Company put into place a $325 million bank revolving credit agreement to provide funds, if needed, for future growth.  Presently, there are no borrowings under this agreement.

OPERATIONS FOR THE FISCAL FOURTH QUARTER ENDED SEPTEMBER 30, 2006

Sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Sundown and Solgar brands, increased $21 million, or 10%, to $217 million, from $197 million for the prior like quarter.

Product returns for the fiscal fourth quarter were $8 million, compared with $11 million for the fiscal fourth quarter 2005.  Total product returns for the year ended September 30, 2006 were $28 million, a 36% decrease as compared to $44 million for the previous year.

Gross margin in the Wholesale operation increased to 35%, compared with 30% for the fiscal fourth quarter of 2005.  During 2005, gross margins were hampered by aggressive promotional incentives, competitive pricing for the joint care category and high prices paid for certain raw materials.  That year, the Company purchased raw materials that were in short supply.  Market prices for these raw materials decreased during fiscal 2006 as the supply shortage dissipated.

The US Nutrition/Wholesale division continues to utilize valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest information.  The Vitamin World stores are effectively used as a laboratory for new ideas and have become a significant tool for determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared with NBTY’s wholesale customers.

The North American Retail operation continued to achieve profitability in the fiscal fourth quarter 2006.  The division’s sales remained constant at $56 million, even though there were 71 fewer stores.  Vitamin World closed a total of 75 underperforming stores and opened 9 new stores during fiscal 2006.  At the end of the fiscal fourth quarter, the North American Retail division operated a total of 572 stores with 476 stores in the United States and 96 in Canada.  It is anticipated that approximately 20 under-performing stores will be closed in fiscal 2007.

Same store sales for Vitamin World increased 7% from the prior like quarter.  These results reflect continued improvements in the retail environment.

European Retail sales for the fiscal fourth quarter ended September 30, 2006 increased $8 million or 6% to $142 million from $134 million for the fiscal fourth quarter ended September 30, 2005.  In local currency, same store sales increased 3% from the prior like period.

The European Retail business continues to leverage its premier status, high street locations and brand awareness.  The European Retail business is comprised of 498 Holland & Barrett and 32 GNC stores in the UK, 19 Nature’s Way stores in Ireland and 68 DeTuinen stores in the Netherlands.

During the fiscal fourth quarter ended September 30, 2006, the European Retail division opened 3 stores and closed 2 stores.  For the year ended September 30, 2006, the European Retail operation opened 11 stores and closed 6.  A total of 617 stores were in operation at September 30, 2006.

Revenues from Direct Response/Puritan’s Pride operations for the fiscal fourth quarter of 2006 increased $4 million or 9% from the comparable like period.  The average order size increased to $73 from $70.  Online sales constituted 34% of total Direct Response/E-Commerce sales.  NBTY remains the leader in the direct response and e-commerce sectors.

NBTY Chairman and CEO, Scott Rudolph, said:  “We are pleased with our results which lend further credence to our ability to drive sales, increase profitability and enhance our dominant market share position.  We remain confident in the long-term outlook for NBTY as we continue to strive to grow the business while controlling costs and increasing long-term shareholder value.”

ABOUT NBTY

NBTY is a global leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU®, Solgar® and Ester-C® brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “ADJUSTED EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the three months
	ended September 30,
	2006	2005

Net sales	$467,912	$435,218

Costs and expenses:
Cost of sales	238,523	236,650
Advertising, promotion and catalog	23,276	25,308
Selling, general and administrative	151,910	151,668
	413,709	413,626

Income from operations	54,203	21,592

Other income (expense):
Interest	(4,516)	(9,238)
Miscellaneous, net	1,603	2,323
	(2,913)	(6,915)

Income before provision for income taxes	51,290	14,677

Provision for income taxes	13,627	3,265

Net income	$37,663	$11,412

Net income per share:
Basic	$0.56	$0.17
Diluted	$0.54	$0.17

Weighted average common shares outstanding:
Basic	67,206	67,189
Diluted	69,242	69,116

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the fiscal years
	ended September 30,
	2006	2005

Net sales	$1,880,222	$1,737,187

Costs and expenses:
Cost of sales	992,197	895,644
Advertising, promotion and catalog	103,614	108,005
Selling, general and administrative	598,742	588,166
Trademark / goodwill impairments	10,450	7,686
	1,705,003	1,599,501

Income from operations	175,219	137,686

Other income (expense):
Interest	(25,924)	(26,475)
Miscellaneous, net	3,532	8,051
	(22,392)	(18,424)

Income before provision for income taxes	152,827	119,262

Provision for income taxes	41,042	41,125

Net income	$111,785	$78,137

Net income per share:
Basic	$1.66	$1.16
Diluted	$1.62	$1.13

Weighted average common shares outstanding:
Basic	67,199	67,162
Diluted	69,130	69,137

	SALES (Thousands)
	THREE MONTHS ENDED SEPTEMBER 30,			FISCAL YEARS ENDED SEPTEMBER 30,
			Percentage			Percentage
	2006	2005	Change	2006	2005	Change

Wholesale / US Nutrition	$217,484	$196,832	10%	$885,146	$747,234	18%

North American Retail / Vitamin World	56,105	56,136	0%	234,215	224,008	5%

European Retail /
Holland & Barrett / GNC (UK)	141,888	134,078	6%	564,933	566,140	0%

Direct Response /
Puritan’s Pride	52,435	48,172	9%	195,928	199,805	-2%

Total	$467,912	$435,218	8%	$1,880,222	$1,737,187	8%

	GROSS PROFIT PERCENTAGES
	THREE MONTHS ENDED SEPTEMBER 30,			FISCAL YEARS ENDED SEPTEMBER 30,
						- % Decrease
	2006	2005	% Increase	2006	2005	% Increase

Wholesale / US Nutrition	35%	30%	5%	32%	34%	-2%

North American Retail / Vitamin World	59%	57%	2%	58%	55%	3%

European Retail /
Holland & Barrett / GNC (UK)	63%	61%	2%	62%	62%	0%

Direct Response /
Puritan’s Pride	58%	52%	6%	59%	57%	2%

Total	49%	46%	3%	47%	48%	-1%

Reconciliation of GAAP Measures to Non-GAAP Measures

(Thousands)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$27,661	$2,550	$—	$(128)	$30,083

North American Retail / Vitamin World	199	1,188		736	2,123

European Retail /
Holland & Barrett / GNC (UK)	34,283	2,843			37,126

Direct Response / Puritan’s Pride	14,202	1,261			15,463

Segment Results	76,345	7,842	—	608	84,795

Corporate / Manufacturing	(25,055)	6,222	4,516		(14,317)

Total	$51,290	$14,064	$4,516	$608	$70,478

	THREE MONTHS ENDED SEPTEMBER 30, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$10,564	$2,482	$—	$—	$13,046

North American Retail / Vitamin World	(3,881)	1,507		215	(2,159)

European Retail /
Holland & Barrett / GNC (UK)	32,479	2,559			35,038

Direct Response / Puritan’s Pride	10,731	1,253			11,984

Segment Results	49,893	7,801	—	215	57,909

Corporate / Manufacturing	(35,216)	6,206	9,238	—	(19,772)

Total	$14,677	$14,007	$9,238	$215	$38,137

Reconciliation of GAAP Measures to Non-GAAP Measures

(Thousands)

(Unaudited)

	FISCAL YEAR ENDED SEPTEMBER 30, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$75,823	$10,159	$—	$11,370	$97,352

North American Retail / Vitamin World	332	4,884	—	3,141	8,357

European Retail / Holland & Barrett / GNC (UK)	143,456	11,174	—	—	154,630

Direct Response / Puritan’s Pride	52,748	5,051	—	—	57,799

Segment Results	272,359	31,268	—	14,511	318,138

Corporate / Manufacturing	(119,532)	24,780	25,924	—	(68,828)

Total	$152,827	$56,048	$25,924	$14,511	$249,310

	FISCAL YEAR ENDED SEPTEMBER 30, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$67,873	$9,923	$—	$—	$77,796

North American Retail / Vitamin World	(26,216)	6,756		11,204	(8,256)

European Retail /
Holland & Barrett / GNC (UK)	151,459	13,175			164,634

Direct Response / Puritan’s Pride	52,254	5,079			57,333

Segment Results	245,370	34,933	—	11,204	291,507

Corporate / Manufacturing	(126,108)	23,350	26,475	—	(76,283)

Total	$119,262	$58,283	$26,475	$11,204	$215,224

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS

(Dollars and shares in thousands)

	September 30,	September 30,
	2006	2005

Current assets:
Cash and cash equivalents	$89,805	$67,282
Investments	—	39,900
Accounts receivable, less allowance for doubtful accounts of $10,361 and $9,155, respectively	89,154	73,226

Inventories	354,496	491,335

Deferred income taxes	26,636	23,645

Prepaid expenses and other current assets	42,261	54,469

Total current assets	602,352	749,857

Property, plant and equipment, net of accumulated depreciation of $296,069 and $279,883, respectively	309,437	320,528

Goodwill	235,959	228,747

Other intangible assets, net	146,169	166,325

Other assets	10,393	16,845

Total assets	$1,304,310	$1,482,302

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(Dollars and shares in thousands)

	September 30,	September 30,
	2006	2005

Current liabilities:

Current portion of long-term debt	$18,660	$80,922
Accounts payable	64,211	72,720
Accrued expenses and other current liabilities	127,768	120,487
Total current liabilities	210,639	274,129

Long-term debt, net of current of portion	191,045	428,204
Deferred income taxes	55,276	57,092
Other liabilities	7,918	6,822
Total liabilities	464,878	766,247

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,212 shares and 67,191 shares at September 30, 2006 and 2005	538	537
Capital in excess of par	138,777	138,657
Retained earnings	671,060	559,275
Accumulated other comprehensive income	29,057	17,586
Total stockholders’ equity	839,432	716,055

Total liabilities and stockholders’ equity	$1,304,310	$1,482,302

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the fiscal year
	ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$111,785	$78,137
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
Provision relating to impairments and disposals of property, plant and quipment	4,420	5,471
Depreciation and amortization	56,048	58,283
Foreign currency transaction loss / (gain)	1,851	(4,286)
Amortization and write-off of deferred financing costs	3,975	2,398
Amortization and write-off of bond discount	379	152
Loss on bond redemption	—	790
Gain on extinguishment of debt	(425)	—
Gain on settlement of interest rate SWAP	(353)	—
Compensation expense for ESOP	—	2,583
Impairment on asset held for sale	—	1,908
Gain on sale of business assets	—	(1,999)
Trademark / goodwill impairments	10,450	7,686
Provision for doubtful accounts	1,427	182
Inventory reserves	8,908	9,500
Excess income tax benefit from exercise of stock options	(15)	220
Deferred income taxes	(12,019)	4,527
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(16,056)	29,354
Inventories	131,469	(87,434)
Prepaid expenses and other current assets	11,105	(1,613)
Other assets	1,954	(139)
Accounts payable	(4,852)	(28,519)
Accrued expenses and other liabilities	2,912	8,647
Net cash provided by operating activities	312,963	85,848

Cash flows from investing activities:
Purchase of property, plant and equipment	(35,308)	(71,516)
Proceeds from sale of property, plant, and equipment	1,426	298
Proceeds from sale of property, plant, and equipment held for sale		9,950
Proceeds from sale of business assets	—	5,766
Proceeds from sale / (purchase) of available-for-sale marketable securities	39,900	(39,900)
Cash paid for acquisitions, net of cash acquired	—	(131,397)
Purchase price settlements, net	1,845	(8,236)
Purchase / sale of intangible assets	(478)	(533)
Purchase of industrial revenue bonds	—	(14,973)
Net cash provided by (used in) investing activities	7,385	(250,541)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(312,107)	(138,544)
Proceeds from borrowings under long-term agreements	—	132,950
Proceeds from short-term borrowings	18,204	—
Principal payments under the Revolving Credit Facility	(11,000)	(20,000)
Proceeds from borrowings under the Revolving Credit Facility	5,000	26,000
Proceeds from sale-leaseback	—	14,973
Proceeds from bond offering, net of discount	—	198,234
Bond issuance costs	—	(3,329)
Proceeds from settlement of interest rate SWAP	353	—
Excess income tax benefit from exercise of stock options	15	—
Proceeds from stock options exercised	105	225
Purchase of treasury stock	—	(176)
Net cash (used in) provided by financing activities	(299,430)	210,333

Effect of exchange rate changes on cash and cash equivalents	1,605	(109)

Net increase in cash and cash equivalents	22,523	45,531

Cash and cash equivalents at beginning of year	67,282	21,751

Cash and cash equivalents at end of year	$89,805	$67,282

NBTY’s preliminary unaudited net sales results for October 2006 by segment are as follows (amounts are rounded):

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF OCTOBER

($ In Millions)

	2006	2005	% Change

Wholesale/ US Nutrition	$87	$78	13%

North American Retail / Vitamin World	$18	$19	-4%

European Retail / Holland & Barrett / GNC (UK)	$50	$48	4%

Direct Response/ Puritan’s Pride	$12	$10	17%

Total	$168	$155	8%

European Retail net sales in local currency decreased 4% in October 2006.  Vitamin World same store sales increased 4% in October 2006.